Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE

QCR Holdings, Inc. Welcomes New Director James Field and Announces a Cash Dividend of $0.06 Per Share

Moline, IL, August 23, 2019 QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced the appointment of James M. Field, as a new independent director of the Company, effective August 22, 2019.

“Jim will bring a fresh perspective to our board room.  His professional experience will be extremely valuable as we continue to innovate and provide financial solutions that meet the needs of our clients and communities,” said Larry J. Helling, Chief Executive Officer.

Mr. Field is President, Worldwide Construction & Forestry and Power Systems, a division of John Deere.  He joined Deere & Company in 1994 and has held a number of positions in accounting, treasury, and business development and planning.  Before joining Deere, Mr. Field served in a number of assignments at Deloitte & Touche.  He is a graduate of Western Michigan University and holds a CPA.  He has completed Executive Education at the Tuck School of Business at Dartmouth and is a member of the Executive Committee for the John Deere Classic and serves on the Board of Directors for Hand in Hand and the Board of Trustees for St. Ambrose University.

In other business, on August 22, the Company declared a cash dividend of $0.06 per share payable on October 2, 2019, to holders of common stock of the Company of record on September 20, 2019.

About Us

QCRH, headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny, Springfield and Rockford communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, Rockford Bank & Trust Company, based in Rockford, Illinois, commenced operations in 2005 and Springfield First Community Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. Quad City Bank & Trust Company engages in commercial leasing through its wholly owned subsidiary, m2 Lease Funds, LLC, based in Milwaukee, Wisconsin, and also provides correspondent banking services. The Company has 27 locations in Illinois, Iowa, Wisconsin and Missouri. As of June 30, 2019, the Company had approximately $5.2 billion in assets, $3.9 billion in loans and $4.3 billion in deposits. For additional information, please visit their website at www.qcrh.com.

Special Note Concerning Forward-Looking Statements. This document contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “predict,” “suggest,” “appear,” “plan,” “intend,” “estimate,” “annualize,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements. These factors include, among others, the following: (i) the strength of the local, state, national and international economies (including the impact of tariffs, a US withdrawal from or significant renegotiation of trade agreements, trade wars and other changes in trade regulations); (ii) the economic impact of any future terrorist threats and attacks, and the response of the United States to any such threats and attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) unexpected results of acquisitions, which may include failure to realize the anticipated benefits of the acquisition and the possibility that the transaction costs may be greater than anticipated; (viii) the loss of key executives or employees; (ix) changes in consumer spending; (x)  unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

Contacts:

Todd A. Gipple	Christopher J. Lindell
President	Executive Vice President
Chief Operating Officer	Corporate Communications
Chief Financial Officer	(319) 743-7006
(309) 743-7745	clindell@qcrh.com
tgipple@qcrh.com